                                                                    Exhibit 99.1

EVERGREEN RESOURCES REPORTS RECORD FINANCIAL RESULTS IN THIRD QUARTER

DENVER, Oct. 18 -- EVERGREEN RESOURCES, INC. (NYSE: EVG) today reported record quarterly earnings of $2.4 million in the third quarter, or 15 cents per diluted share, compared to $1.4 million, or 9 cents per diluted share, in the third quarter of 1999.

With increased production and a higher gas price realization, natural gas revenues in the third quarter increased to a record $12.0 million, an increase of 107% over 1999's third quarter total of $5.8 million. Cash flow before changes in operating assets and liabilities in the third quarter totaled $7.5 million, or 47 cents per diluted share, which compared to $3.7 million, or 24 cents per diluted share, in the third quarter of 1999.

Third quarter 2000 results included Evergreen's acquisition of producing properties from KLT Gas Inc., an affiliate of Kansas City Power & Light Company, which was effective September 1, 2000. An estimated 153 billion cubic feet (Bcf) of proved gas reserves have been attributed to these acquired properties, which generated daily net sales of 28 million cubic feet (MMcf) of gas during September.

Net gas sales in the third quarter averaged 54 MMcf per day, up 41% from the 39-MMcf-per-day average in the corresponding 1999 period. Evergreen had 473 net gas wells connected to pipeline at September 30, 2000, including 151 net producing wells acquired in the KLT transaction. As of September 30, 1999, the company was producing natural gas from a total of 220 net gas wells. Evergreen drilled 21 coal bed methane wells in the Raton Basin during this year's third quarter.

Evergreen's realized net gas price of $2.41 per thousand cubic feet (Mcf) in the third quarter represented a 47% improvement over last year's third quarter average of $1.64 per Mcf. Evergreen realized a lower than current market price due to approximately 77% of the company's net daily gas sales being hedged at approximately $2.00 per Mcf. A substantial portion of these fixed-price gas sales expire in the fourth quarter, reducing Evergreen's hedged gas sales to about 45% in the fourth quarter and to approximately 20% in 2001.

Lease operating expenses for the three months ended September 30, 2000, were $2.2 million or 44 cents per Mcf of gas, compared to $1.3 million or 36 cents per Mcf for the same period in 1999. The increase in lease operating expenses in this year's third quarter as compared to 1999's third quarter was due to increased contract labor costs and additional field personnel. Production taxes increased to 11 cents per Mcf for the three months ended September 30, 2000, compared to 3 cents per Mcf in the third quarter of 1999. The increase in production taxes was due to higher gas prices in 2000.

For the first nine months of 2000, net income totaled $6.5 million, nearly double the $3.3 million reported in the first nine months of 1999. Earnings in the first nine months of 1999 included a one-time, after-tax gain of $452,000 or 3 cents per diluted share from the sale of Evergreen's 49% ownership in a well service company. Net income in the first nine months of 2000 rose to 41 cents per diluted share, versus 25 cents per diluted share in the corresponding 1999 period.

Natural gas revenues in the first nine months of 2000 increased to $27.7 million, up 78% from $15.5 million in the corresponding 1999 period, while cash flow before changes in operating assets and liabilities totaled $17.0 million or $1.08 per diluted share, up from $8.7 million or 66 cents per diluted share in the first nine months of 1999.

Net gas sales in the first nine months of 2000 totaled 12.6 Bcf or 46 MMcf per day, an increase of 27% over the volumes reported for the first nine months of 1999, during which net sales totaled 9.9 Bcf or 36 MMcf of gas per day. The 21 wells that the company drilled in the third quarter brought to 78 the number of new

Evergreen wells drilled in the first nine months of 2000. This 78-well total puts Evergreen on schedule with its plan to drill 100 wells in the Raton Basin in 2000.

Evergreen recently reported a 47% increase in its estimated proved reserves since year-end 1999. As of September 1, 2000, the company's proved reserves were estimated to be 822 Bcf of gas, including the 153 Bcf of proved reserves acquired from KLT. The present value of estimated future net revenues from Evergreen's proved reserves, discounted at 10%, was $1.17 billion as of September 1, 2000. This calculation was based on an unescalated average net gas price of $4.00 per Mcf. Using a $3.00 per Mcf gas price assumption, the present value of Evergreen's proved reserves came to $843 million.

On the company's coal bed methane gas properties in the United Kingdom, Evergreen has drilled nine wells to date, five of which are coal bed methane wells and four of which are mine-gas interaction and gob gas wells. Evergreen anticipates that an evaluation of the company's drilling program will be completed in early 2001. Evergreen holds a 100% working interest and a 100% net revenue interest in about 470,000 acres in the U.K.

Evergreen President and CEO Mark S. Sexton commented, "As predicted at the beginning of the year, every quarter in 2000 has yielded record results for the company. We expect this to continue as we enter the fourth quarter with the strongest natural gas market in history. We anticipate further production increases in the fourth quarter, having drilled 78 new coal bed methane wells during the first nine months of this year and having completed the property acquisition from KLT. We also recently completed a number of upgrades to our gas collection and compression system, which takes advantage of recent expansions of transport capacity by Colorado Interstate Gas Company in the Raton Basin. Transport capacity from the Raton Basin will exceed basin production for the next several years."

Evergreen management will comment on third quarter 2000 financial results today at 10:30 a.m. (Mountain Daylight Time). The conference call will be available live on the Internet at http://event.videonewswire.com/redir.asp?cmp=EVG&dat=101800 and at www.evergreen-res.com.

On October 16, 2000, Evergreen filed a prospectus supplement with the Securities and Exchange Commission offering 2,000,000 shares of its common stock. Evergreen intends to use the net proceeds of the offering to repay outstanding indebtedness under its credit facility, including indebtedness incurred in connection with the KLT property acquisition.

Evergreen Resources is an independent energy company engaged in the exploration, development, production, operation and acquisition of oil and gas properties. The company's current operations are principally focused on developing and expanding its coal bed methane properties in the Raton Basin in southern Colorado. Evergreen also holds exploratory acreage onshore in the United Kingdom, in northern Chile and in northwest Colorado.

This press release contains forward-looking statements within the meaning of federal securities laws, including forward-looking statements regarding Evergreen's natural gas reserves, the present value of its reserves and its production. These statements are subject to various uncertainties. Actual results could differ materially from these forward-looking statements as a result of a variety of risks, including, among others, risks that production and reserve estimates are inaccurate or gas prices change such that reserves become uneconomic. Accordingly, there can be no assurance that actual results will be as projected in these forward-looking statements.

Evergreen Resources, Inc. - Financial Highlights
Consolidated Statements of Income
(in 000's)

                                         Three Months Ended         Nine Months Ended
                                            September 30,             September 30,
                                         2000         1999         2000         1999
Revenues:
 Natural gas revenues                  $12,047      $ 5,807      $27,696      $15,519
 Interest and other                        241           48          403          162
Total revenues                          12,288        5,855       28,099       15,681

Expenses:
 Lease operating expense                 2,197        1,285        5,265        3,410
 Production taxes                          540          100        1,197          338
 Depreciation, depletion
  and amortization                       2,190        1,171        4,754        3,469
 General and administrative
  expenses                               1,219          859        3,121        2,193
 Interest expense                          873           83        1,675        1,624
 Other                                      16         --            100         --
Total expenses                           7,034        3,498       16,112       11,034

Income from continuing operations
 before income taxes                     5,254        2,357       11,987        4,647
Income tax provision - deferred          2,049          919        4,675        1,806
Income from continuing
 operations                              3,205        1,438        7,312        2,841
Discontinued operations
 Gain on disposal of discontinued
  operations, net                         --           --           --            452
Net income                               3,205        1,438        7,312        3,293
Preferred stock dividends                  792         --            792         --
Net income attributable
 to common stock                       $ 2,413      $ 1,438      $ 6,520      $ 3,293

Diluted income per common share
 From continuing operations            $  0.15      $  0.09      $  0.41      $  0.22
 From discontinued operations             --           --           --           0.03
 Diluted income per common share       $  0.15      $  0.09      $  0.41      $  0.25

Natural gas sales volume (MMcf)          5,001        3,549       12,578        9,910

Rate per Mcf
Average gas price                      $  2.41      $  1.64      $  2.20      $  1.57

Average lease operating expense        $  0.44      $  0.36      $  0.42      $  0.34
Average production tax expense         $  0.11      $  0.03      $  0.10      $  0.03
General and administrative cost        $  0.25      $  0.24      $  0.25      $  0.22
Depreciation, depletion
 and amortization                      $  0.44      $  0.33      $  0.38      $  0.35

Weighted average
 shares outstanding
 Basic                                  14,975       14,441       14,929       12,390
 Diluted                                15,918       15,269       15,786       13,115


(in 000's)

Condensed Consolidated Balance Sheets

                                  September 30,     December 31,
                                      2000             1999
Assets
 Current assets                     $ 12,518         $  6,421
 Net property and equipment          389,930          174,334
 Other assets                         17,656            3,614
                                    $420,104         $184,369

Liabilities and Equity
 Current liabilities                $ 13,396         $  6,483
 Other long-term                      48,950            8,876
 Notes payable                        87,083           15,500
 Redeemable preferred stock          100,000             --
 Stockholders' equity                170,675          153,510
                                    $420,104         $184,369


Condensed Consolidated Statements of Cash Flows

                                                         Nine Months Ended
                                                             September 30,
                                                          2000             1999
Cash flows from operating activities:
Net Income                                            $  7,312          $  3,293
Adjustments to reconcile net income to
 cash provided by operating activities:

 Depreciation, depletion and amortization                4,754             3,599
 Deferred income taxes                                   4,635             1,806
 Gain on disposal of discontinued
  operations, net                                         --                (452)
 Other                                                     330               414
 Cash flow from operating activities prior to
  changes in operating assets and liabilities           17,031             8,660

 Changes in operating assets and liabilities            (1,187)              821

Net cash provided by operating activities               15,844             9,481

Cash flows from investing activities:
 Investment in property and equipment, net             (86,321)          (33,840)
 Other                                                    (572)            1,976

Net cash used by investing activities                  (86,893)          (31,864)

Cash flows from financing activities:
 Net proceeds from (payments on)
  notes payable                                         71,583           (37,139)
 Principal payments on
  capital lease obligations                               --              (4,029)
 Proceeds from issuance of common stock, net               298            65,509
 Other                                                     579            (1,604)


Net cash provided by financing activities               72,460            22,737

Effect of exchange rate changes on cash                   (107)                7

Increase in cash and cash equivalents                    1,304               361
Cash and cash equivalents,
 beginning of period                                       651             1,334

Cash and cash equivalents, end of period              $  1,955          $  1,695
